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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NUMBER 333-60688


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                           PROSPECTUS SUPPLEMENT NO. 1

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                                LENDINGTREE, INC.

                     UP TO 24,099,365 SHARES OF COMMON STOCK

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         This prospectus supplement relates to the resale by holders of shares of LendingTree's common stock. This is a supplement to the prospectus, dated July 2, 2001, forming a part of the Registration Statement on Form S-3 (Registration No. 333-60688) filed by LendingTree, Inc. with the Securities and Exchange Commission.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 2, 2001, and this prospectus supplement is qualified by reference to such prospectus except to the extent that information herein contained supersedes the information contained in the prospectus.

                              SELLING STOCKHOLDERS

         Marsh & McLennan Risk Capital Holdings, Ltd. transferred the 633,025 shares of common stock owned by it to certain of its affiliates as follows:
313,209 shares to Marsh & McLennan Capital Technology Venture Fund, LP; 125,039 shares to Marsh & McLennan Capital Technology Professionals Venture Fund, LP; 4,915 shares to Marsh & McLennan Employees Securities Company, LP; 5,334 shares to Marsh & McLennan Capital Professionals Fund, LP; and 184,528 shares to Trident II, LP. These transferees were not identified in the prospectus.

         W. James Tozer, Jr. pledged 225,000 shares of LendingTree common stock to Wedbush Morgan Securities Inc. This pledgee was not identified in the prospectus.

         The following table sets forth, as of the date of this prospectus supplement, the names of the above-described transferees and pledgees, the number of our shares owned by them as of such date, the number of our shares owned by them that may be offered for sale from time to time by the prospectus (as supplemented hereby) and the number of our shares to be held by them assuming the sale of all of the shares offered hereby.

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
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                                                          Percent of                    Unregistered      Percent of
                                            Shares       Outstanding     Shares That        Shares       Outstanding
                                        Beneficially     LendingTree        May be       Owned After     LendingTree
      Name of Selling Stockholder           Owned           Stock          Offered         Offering          Stock
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

Marsh & McLennan Capital Technology        313,209           1.7%          313,209           -                *
Venture Fund, LP
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Marsh & McLennan Capital Technology        125,039            *            125,039           -                *
Professionals Venture Fund, LP
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Marsh & McLennan Employees Securities       4,915             *             4,915            -                *
Company, LP
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Marsh & McLennan Capital Professionals      5,334             *             5,334            -                *
Fund, LP
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Trident II, LP                             184,528           1.0%          184,528           -                *
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Wedbush Morgan Securities Inc.             225,000(1)        1.2%          225,000           -                *
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

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* Less than one percent.

(1) On September 6, 2000, W. James Tozer, Jr. pledged 225,000 shares of common stock to Wedbush Morgan Securities Inc. Excludes shares that may be owned by Wedbush Morgan Securities Inc. in any other capacity.

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